Exhibit 1.01
Conflict Minerals Report

Acushnet Holdings Corp. (“Acushnet,” “we,” “us” or “our”) has prepared this Conflict Minerals Report (this “Report”) in accordance with Rule 13p-1 under the Securities Exchange Act of 1934, as amended, and Form SD thereunder (collectively, the “Rule”), for the reporting period of January 1, 2025 to December 31, 2025. The Rule requires registrants that file reports with the Securities and Exchange Commission (the “SEC”) to disclose the use of “Conflict Minerals” in their products, where such use is “necessary to the functionality or production of a product” manufactured by that registrant. The Rule defines “Conflict Minerals” as columbite-tantalite (coltan), cassiterite, gold, wolframite, or their derivatives, which are limited to tantalum, tin, and tungsten (collectively, “3TG”). The Rule is focused on Conflict Minerals originating in the Democratic Republic of the Congo (the “DRC”) or a country that shares an internationally recognized border with the DRC (collectively, the “Covered Countries”).

As a registrant with 3TG present in certain of our manufactured products, we are subject to the Rule and are required to perform a “reasonable country of origin inquiry” (“RCOI”) into the sources of the 3TG in our products to determine whether any such minerals originated in a Covered Country. The results of our RCOI are detailed in Section V below.

FORWARD-LOOKING STATEMENTS

This Report contains forward-looking statements under the federal securities laws relating to actions that we may take in the future with respect to our Conflict Minerals compliance program. In some cases, the reader can identify forward-looking statements by the use of forward-looking words such as “anticipate,” “believe,” “expect,” “intend,” “may,” “should,” “will,” and similar words. The forward-looking statements contained in this Report are not a guarantee of performance and are subject to numerous risks, uncertainties, and other factors that may be outside of our control and that could cause actual events to differ materially from those expressed or implied by the forward-looking statements made herein. Such risks, uncertainties, and other factors may include, without limitation, (i) the continued implementation of satisfactory traceability and other compliance measures by our direct and indirect suppliers on a timely basis or at all, (ii) the extent to which mines, smelters or refiners (collectively, “SORs”) and other market participants responsibly source 3TG, and (iii) political, regulatory and economic developments, whether in the Covered Countries, the United States, or elsewhere. The reader is cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this Report. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments, or otherwise, except as may be required by any applicable securities laws.

INCORPORATION BY REFERENCE

Unless otherwise expressly stated herein, any documents, third-party materials or references to websites (including Acushnet’s) are not incorporated by reference in, or considered to be a part of this Report, unless expressly incorporated by reference herein.

I.Company Overview

Acushnet is the global leader in the design, development, manufacture, and distribution of performance‑driven golf products, and these products are widely recognized for their quality excellence. We design, manufacture, and market a broad range of products under a number of brands, including Titleist, FootJoy, and KJUS. Acushnet’s brands are recognized as industry leaders in performance, quality, innovation, and design.

II.Product Overview

Our products include golf balls, golf clubs, wedges and putters, golf shoes, golf gloves, golf gear, and golf and ski outerwear and apparel. For a further discussion of our products, see our Annual Report on Form 10-K for the fiscal year ended December 31, 2025.

We analyzed the products we manufacture or contract to have manufactured and found that small quantities of tin and tungsten are present in a number of our products; primarily, in golf club grips, shafts, molded parts and heads, and in eyelets and zippers affixed to certain of our footwear and apparel products. Based on our internal product scoping, we do not believe that any of our products contain tantalum or gold.

III.Supply Chain Overview

We do not purchase 3TG directly from mines or SORs. In most cases, our position in the supply chain with respect to our in-scope products is many levels removed from the original source of the 3TG contained therein. As a result, we require the assistance of suppliers and other tiers of our supply chain to provide information regarding the origin of the 3TG contained in our in-scope products.

IV.Our Conflict Minerals Policy

We are committed to conducting our business ethically and sourcing materials for our products responsibly, and we are opposed to human rights abuses such as those that are occurring in the DRC. Accordingly, we have adopted and communicated to our suppliers a Conflict Minerals Policy regarding the use of 3TG in our products, which sets forth the following expectations of our 3TG suppliers:

•Source 3TG exclusively from sources that do not directly or indirectly benefit or finance armed groups in the Covered Countries or elsewhere;

•Where possible, source 3TG from SORs that are validated as being “conflict free” or conformant with a third-party audit protocol addressing responsible mineral sourcing;

•Establish procedures for the traceability of 3TG;

•Cooperate with our 3TG due diligence process, including by providing written certifications and other information regarding the origin of 3TG included in our products and their components;

•Maintain reviewable business records supporting the source of 3TG;

•Adopt policies and procedures with respect to 3TG consistent with our Conflict Minerals Policy and the OECD Guidance (as defined below), including by adopting a risk mitigation strategy designed to respond to identified risks in the supply chain and by communicating such policies and procedures to their personnel and direct and indirect suppliers; and

•Require their direct and indirect suppliers to adopt policies and procedures that are consistent with our Conflict Minerals Policy.

Suppliers who do not comply with the expectations set forth in our Conflict Minerals Policy will be reviewed and evaluated for future business and sourcing decisions accordingly.

We also maintain a Global Human Rights Policy, which requires our suppliers to engage in responsible labor practices. Our Conflict Minerals Policy and our Global Human Rights Policy are available on our website at www.acushnetholdingscorp.com/investors/governance.

V.Reasonable Country of Origin Inquiry

We conducted, in good faith, an RCOI with respect to the golf club, footwear, and apparel products that we manufactured or contracted to manufacture and that contain or may contain 3TG that are necessary to their functionality or production. Our inquiry was reasonably designed to determine whether our necessary 3TG originated in the Covered Countries or came from recycled or scrap sources. Our outreach included 74 suppliers. For our RCOI, to the extent applicable, we utilized the same processes and procedures as for our due diligence, in particular the systems, processes, and procedures contemplated by Steps 1 and 2 of the Organisation for Economic Co-operation and Development's Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, including the Supplement on Tin, Tantalum and Tungsten and the Supplement on Gold (Third Edition, 2016) (the “OECD Guidance”). These processes and procedures are described below.

Consistent with the OECD Guidance, we have endeavored to determine the mine or location of origin of our necessary 3TG by requesting that our suppliers complete in full the Conflict Minerals Reporting Template (“CMRT”) published by the Responsible Minerals Initiative (the “RMI”), and through the other measures described in this Report.

For 2025, we did not determine that any of our in-scope products supported conflict (i.e., contained necessary 3TG that directly or indirectly financed or benefited an armed group in a Covered Country); however, we did not conclude that any of our in-scope products were “DRC conflict free” as defined in the Rule.

Based on the results of our RCOI, we exercised due diligence for 2025. These due diligence efforts are discussed below.

VI.Design of Due Diligence Measures

On the basis of the information obtained as part of our RCOI, we conducted due diligence regarding the source and chain of custody of the 3TG contained in our in-scope products. We designed our due diligence measures to be in conformity, in all material respects, with the OECD Guidance. The OECD Guidance specifies a five-step framework for risk-based due diligence for responsible supply chains of minerals sourced from conflict-affected and high-risk areas, which are described below in connection with our Conflict Minerals compliance program.

VII.Due Diligence Measures Performed by Acushnet

We performed the following due diligence measures in accordance with the OECD Guidance and the Rule:

OECD Guidance Step #1: Establish strong company management systems

•We maintain a Conflict Minerals Policy that sets forth our commitments regarding the sourcing of 3TG and our expectations of our suppliers regarding the same.

•The implementation of our RCOI and the conducting of due diligence on the source and chain of custody of our necessary 3TG are managed by our legal, product development and operations departments.

•Material Conflict Minerals-related records, including completed CMRTs, are maintained by us for a period of at least five years from the date of creation.

•Our Conflict Minerals Policy is available to our new suppliers during the Conflict Minerals diligence process as well as our existing suppliers and the general public.

•Interested parties can report improper activities in violation of our Conflict Minerals Policy by calling 1-855-219-7326 or submitting a report online at www.acushnetcompliance.com.

OECD Guidance Step #2: Identify and assess risk in the supply chain

•We request that each of our suppliers complete a CMRT. The CMRT is designed to request sufficient information regarding our suppliers’ practices with respect to the sourcing of 3TG to enable us to comply with our requirements under the Rule.

•Our legal and operations departments manage and oversee the collection of information from our suppliers. To the extent that a completed CMRT identifies an SOR, we review that information against the list of Conformant (as defined in Annex A hereto) SORs published in connection with the RMI’s Responsible Minerals Assurance Process (“RMAP”).

OECD Guidance Step #3: Design and implement a strategy to respond to identified risks

•The findings of our supply chain risk assessment are reported to a senior member of our legal department.

•Our risk mitigation strategy allows for a flexible response that is commensurate with the risks identified.

OECD Guidance Step #4: Carry out independent third-party audit of supply chain due diligence at identified points in the supply chain

Given that we do not have a direct relationship with the SORs that process the necessary 3TG present in our products, we rely on the RMI to conduct third-party audits of SORs and utilize the information made available by the RMI in connection therewith to assess SOR due diligence and to determine whether SORs are Conformant.

OECD Guidance Step #5: “Report on supply chain due diligence”

As required by the Rule, we have filed a Form SD and this Report as an exhibit thereto for the reporting period of January 1, 2025 to December 31, 2025. The Form SD and this Report are also available on our website at www.acushnetholdingscorp.com/investors/sec-filings.

VIII.Future Risk Mitigation Efforts

We intend to take the following steps to mitigate the risk that our necessary 3TG benefit armed groups in the Covered Countries:

1.Further distribute our Conflict Minerals Policy to relevant suppliers;

2.Continue to engage with suppliers to obtain complete CMRTs;

3.Communicate our sourcing expectations to potential new in-scope suppliers (including by providing them with our Conflict Minerals Policy), and as new in-scope suppliers are added to our supply chain, work with those suppliers to ensure that they understand the requirements of the Rule and the OECD Guidance; and

4.Encourage our suppliers to source 3TG responsibly, particularly when sourcing from Covered Countries.

All of the foregoing steps are in addition to the other steps that we took in respect of 2025, which we intend to continue to take in respect of 2026 to the extent applicable.

ANNEX A

Capitalized terms used and not otherwise defined herein have the meanings set forth in the Conflict Minerals Report of which this Annex A is a part.

Smelters and Refiners

In connection with our RCOI and due diligence process, our suppliers identified to us the SORs listed below as having processed the necessary 3TG contained in our in-scope products for 2025. Please see the notes that accompany the table for additional information.

Smelter and Refiner Information(1)(2)(3)

Metal	Name of Smelter or Refiner	Country of Location	Smelter or Refiner Status
Tin	Aurubis Beerse	Belgium	Conformant
Tin	Dowa	Japan	Conformant
Tin	Fabrica Auricchio Industria e Comercio Ltda.	Brazil	Conformant
Tin	Fenix Metals	Poland	Conformant
Tin	Jiangxi New Nanshan Technology Ltd.	China	Conformant
Tin	Mineracao Taboca S.A.	Brazil	Conformant
Tin	Minsur	Peru	Conformant
Tin	Mitsubishi Materials Corporation	Japan	Conformant
Tin	Operaciones Metalurgicas S.A.	Bolivia	Conformant
Tin	PT Timah Tbk Kundur	Indonesia	Conformant
Tin	PT Timah Tbk Mentok	Indonesia	Conformant
Tin	Thaisarco	Thailand	Conformant
Tin	Tin Smelting Branch of Yunnan Tin Co., Ltd.	China	Conformant
Tin	White Solder Metalurgia e Mineracao Ltda.	Brazil	Conformant
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	China	Conformant
Tungsten	Global Tungsten & Powders, LLC	United States	Conformant
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	China	Conformant
Tungsten	Japan New Metals Co., Ltd.	Japan	Conformant
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	China	Conformant
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	China	Conformant
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	China	Conformant
Tungsten	Masan High-Tech Materials	Vietnam	Conformant
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	China	Conformant
Tungsten	Xiamen Tungsten Co., Ltd.	China	Conformant
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(1) The SORs included in this table were identified as part of our 2025 supply chain by certain of our suppliers in their respective completed product-level CMRTs. Some of our suppliers may have identified SORs that were not part of our 2025 supply chain due to over-inclusive information received from their suppliers, or for other reasons out of our control. In addition, the SORs listed above may not include all of the SORs in our 2025 supply chain because (i) we have not included SOR information that our suppliers reported to us at a “company level,” meaning that such suppliers reported to us the 3TG contained in all of their products (and not just the products that they sold to us) or that was reported to us at a “user-defined level” that was broader than the products that we purchased from such suppliers; and (ii) certain of our suppliers were unable to identify all of the SORs used to process the necessary 3TG contained in our in-scope products.

(2) This table only includes entities identified as SORs by the RMI as of May 26, 2026. SOR status information reflected in the table is as of May 26, 2026, and is based solely on information made publicly available by the RMI.

(3) “Conformant” means that a SOR has successfully completed an assessment against the applicable RMAP standard or an equivalent cross-recognized assessment. Included SORs were not necessarily Conformant for all or part of 2025 and may not continue to be Conformant for any future period.

Country of Origin Information

Based on information received from our suppliers, the 3TG processed by the Conformant SORs listed in the table above may have originated in the countries listed below, as well as other countries. We are unable to determine the specific countries of origin of the 3TG in our products.

•Australia

•Bolivia

•Philippines

•Spain

•Vietnam

Some of the SORs listed in the table above may have processed 3TG originating solely from recycled or scrap sources and others may have processed both recycled and scrap content and newly mined content from one or more of the countries listed above.